Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Mosaic Company:
We consent to the incorporation by reference in the registration statements (Nos. 333‑120501, 333-120503, 333-120878, and 333-142268) on Form S-8 and (Nos. 333-175087 and 333-177251) on Form S-3 of The Mosaic Company of our report dated February 17, 2015 with respect to the consolidated balance sheets of The Mosaic Company as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, cash flows, and equity for the year ended December 31, 2014, the seven-month period ended December 31, 2013, and the years ended May  31, 2013 and 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report is incorporated by reference in the December 31, 2014 annual report on Form 10-K of The Mosaic Company.
The Mosaic Company acquired the Florida phosphate business of CF Industries, Inc. on March 17, 2014 and the fertilizer distribution business of Archer Daniels Midland on December 17, 2014 (collectively, the Acquired Businesses). Management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, the Acquired Businesses’ internal control over financial reporting associated with approximately nine percent of The Mosaic Company’s total assets as of December 31, 2014 and approximately six percent of The Mosaic Company's total revenues for the year ended December 31, 2014.

/s/ KPMG LLP
Minneapolis, Minnesota
February 17, 2015